Exhibit 10.10

EXECUTION COPY

STERLING CONSTRUCTION COMPANY, INC.

Paul J. Varello Employment Agreement

This Employment Agreement (this "Agreement") is entered into effective as of March 9, 2015, (the "Effective Date") by and between Paul J. Varello (hereinafter referred to as "Mr. Varello") and Sterling Construction Company, Inc. (hereinafter referred to as the "Company.")

Background

On February 1, 2015 Mr. Varello was elected by the Board of Directors as the acting Chief Executive Officer of the Company.  On the Effective Date, Mr. Varello resigned as Chairman of the Board and was appointed by the Board of Directors to be the long-term Chief Executive Officer of the Company.  This Agreement is designed to set forth the terms and conditions on which Mr. Varello will serve in that capacity.

Therefore, for and in consideration of the foregoing recitals, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Term. This Agreement will commence on the Effective Date and will expire at the close of business on the third anniversary of the Effective Date (the "Term").

2.	Title. During the Term, Mr. Varello will be elected the Chief Executive Officer of the Company when the other officers of the Company are elected.

3.	Reporting Relationship. As Chief Executive Officer, Mr. Varello will report to the Board of Directors of the Company.

4.
Responsibilities.  Mr. Varello will devote his full working time to diligently carrying out the customary duties and responsibilities of a chief executive officer of a publicly-traded company and such other appropriate duties as the Board of Directors of the Company may assign to him from time to time.  In addition, Mr. Varello will serve on the Board of Directors of the Company so long as he is elected a director of the Company.

5.	Compensation & Benefits. So long as Mr. Varello is an employee of the Company under this Agreement —

(a)	Salary. He will be paid a salary of one dollar ($1.00) per year and for any portion of a year in which he remains the Chief Executive Officer of the Company.

(b)
Restricted Stock Award.  As of the Effective Date, the Compensation Committee of the Board of Directors will make a one-time award to Mr. Varello of 600,000 shares of common stock of the Company (the "Restricted Shares") under a Special CEO Plan, as follows:

(i)
The Restricted Shares will be subject to restrictions on their sale or other transfer according to the terms and conditions of the form of Restricted Stock Agreement attached hereto as Attachment A, which constitutes the Special CEO Plan.

(ii)	The Special CEO Plan will be subject to the approval of the stockholders of the Company at its 2015 Annual Meeting of Stockholders.

(iii)
In the event that the Special CEO Plan is not approved by stockholders, the restricted stock award will become null and void, the Restricted Shares will be canceled, and Mr. Varello and the Company will in good faith re-negotiate his salary, his equity compensation, and the various consequences of a termination of his employment under Section 13, below.

(c)
Health Benefits.  The Company will reimburse Mr. Varello for his out-of-pocket costs of maintaining the family health insurance coverage that he has been maintaining prior to the date hereof, or any replacement coverage that he may elect to obtain from time to time.

(d)	Vacation. Mr. Varello will be entitled to three weeks of paid vacation per year.

(e)	Company Vehicle. During the Term, the Company will provide Mr. Varello with the use of a Company-owned vehicle.

6.
Other Activities.  During Mr. Varello's employment, he may participate in charitable activities and personal investment and business activities so long as those activities and any related directorships do not interfere with the performance of his duties and responsibilities hereunder.

7.	Place of Employment. Mr. Varello's place of employment will be in Montgomery County or a contiguous county in Texas except for required travel on the Company's business.

8.
Business Expense Reimbursement.  Mr. Varello will be reimbursed in accordance with the Company's business expense reimbursement policy from time to time in effect for all reasonable business expenses incurred by him in the performance of his duties and responsibilities.

9.	Legal Fees. The Company will pay to Mr. Varello's counsel the reasonable legal fees incurred by Mr. Varello in connection with reviewing, drafting and negotiating this Agreement.

10.	Indemnification.

(a)
Mr. Varello will be indemnified by the Company with respect to claims made against him as a director, officer and/or employee of the Company and of any affiliate of the Company (as defined in Section 19(c)(iii), below) to the fullest extent permitted by the Company's charter and by-laws, and by the laws of the State of Delaware.

(b)
So long as the directors of the Company are themselves covered by a directors and officers liability insurance policy, the Company will ensure that in his capacity as an officer of the Company, Mr. Varello is similarly covered at no cost to himself.

11.	Confidential Information.

(a)
During Mr. Varello's employment by the Company and thereafter, he may not disclose to any person or entity Confidential Information (as defined below) except in the proper performance of his duties and responsibilities under this Agreement, or except as may be expressly authorized by the Board of Directors of the Company.

(b)
For purposes of this Agreement, "Confidential Information" is defined as any information of the Company or its affiliates that derives independent economic value from not being generally known or readily ascertainable by proper means, and includes trade secrets, customer names and lists, vendor names and lists, employee names, titles and lists, business plans, marketing plans, non-public financial data, product specifications, and bid information, as well as designs, inventions, discoveries, processes, drawings, documents, records, and software, and includes, in addition, any information of a third party that is held by the Company and/or its affiliates under an obligation of confidentiality.

(c)
Notwithstanding the above, Confidential Information does not include any information that is generally known in the industry or is in the public domain, or becomes generally known through no fault of Mr. Varello's.

12.
Non-Compete Obligations.  For purposes of this Section 12, only, the term "the Company" includes the Company's affiliates.  Mr. Varello's obligations with respect to competing with the Company and soliciting the Company's employees and customers (together the "Non-Compete Obligations") are as follows:

(a)
Mr. Varello will not render services or advice, whether for compensation or without compensation, and whether as an employee, officer, director, principal, consultant or otherwise, to any person or organization with respect to any product or service that is competitive with —

(i)	A product or service of the Company —

(A)	With which during his employment by the Company Mr. Varello was actively engaged; or

(B)	Of which Mr. Varello had detailed knowledge; or

(ii)	Any planned business of the Company in which —

(A)	Mr. Varello had an active part in the planning; or

(B)	Of which Mr. Varello had detailed knowledge.

(b)
Mr. Varello agrees that he will not either directly or indirectly as agent or otherwise in any manner solicit, influence or encourage any customer of the Company to take away or to divert or direct its business to himself or to any person or entity by or with which he is employed, associated, affiliated or otherwise related (other than the Company.)

(c)
Mr. Varello agrees that he will not knowingly recruit or otherwise solicit or induce any employee of the Company to terminate his or her employment, or otherwise cease his or her relationship with the Company.

(d)	The Non-Compete Obligations will continue so long as Mr. Varello is an employee of the Company. After his employment terminates for any reason, the Non-Compete Obligations —

(i)	Will continue for a period of eighteen (18) months; and

(ii)
Will apply in Texas and in any other state in which the Company received more than 10% of its annual revenues in the calendar year immediately preceding the calendar year in which Mr. Varello's employment terminated.

13.	Termination by the Company. The Company may terminate Mr. Varello's employment only pursuant to the following terms and on the following conditions:

(a)
Termination Without Cause.  The Company may terminate Mr. Varello's employment Without Cause (as defined below) by giving him ninety days' prior written notice thereof, in which event all then outstanding shares of restricted common stock then held by him will vest, and he may purchase any insurance maintained by the Company for its own benefit on Mr. Varello's life at its then cash surrender value, if any.

(b)	Definition of Without Cause. Mr. Varello's employment will be deemed to have been terminated by the Company Without Cause if termination is for one of the following reasons:

(i)	A termination of his employment that is not based on one or more of the reasons set forth in Section 13(c)(i) (Definition of Cause) below, but rather is for the convenience of the Company;

(ii)	The failure of the Company to renew this Agreement on or before the expiration of the Term;

(iii)	Mr. Varello's replacement as Chief Executive Officer of the Company other than for Cause;

(iv)	Mr. Varello becoming permanently disabled;

(v)	Mr. Varello's death; or

(vi)	A termination of Mr. Varello's employment by him under Section 14(b) (Constructive Termination) below.

(c)
Termination for Cause.  The Company may terminate Mr. Varello's employment for Cause (as defined below) by giving him written notice of termination.  In the event of the termination of Mr. Varello's employment for Cause, the Company will pay him any of his accrued but unpaid salary through the date of termination and any other amounts required to be paid by applicable law through that date.

(i)	Definition of Cause. For purposes of this Section 13(c), "Cause" for termination of Mr. Varello's employment means any one or more of the following:

(A)	His gross neglect of his duties, gross negligence in the performance of his duties, or his refusal to perform his duties.

(B)
His unsatisfactory performance of his duties that is not cured within thirty working days after written notice is given to him identifying each reason why his performance is unsatisfactory and what he can do to cure the unsatisfactory performance.

(C)	Any act of theft or other dishonesty by Mr. Varello, including any intentional misapplication of the Company's or its affiliates' funds or other property.

(D)
His conviction of any criminal activity not described in the immediately preceding Subsection (C), or his participation in any activity involving moral turpitude that is or could reasonably be expected to be injurious to the business or reputation of the Company.

(E)	His immoderate use of alcohol and/or the use of non-prescribed narcotics that adversely and materially affect the performance of his duties.

(F)	His material breach of Section 15 (Company Policies), below.

14.	Termination by Mr. Varello of his Employment.

(a)
Voluntary Resignation.  Mr. Varello may resign his employment with the Company on ninety days' prior written notice to the Company (the "90-Day Notice Period.")  Upon receipt of a notice of resignation, the Company may accelerate the effective date of his resignation to any date within the 90-Day Notice Period and/or may deem his notice of resignation a resignation as a director of the Company and a resignation by him of any one or more of the offices then held by him in the Company, and any one or more of the directorships and offices then held by him in the Company's affiliates, in each case to be effective on any date or dates within the 90-Day Notice Period as determined by the Company, but the Company will nevertheless pay Mr. Varello his then current salary for the ninety-day period.

(b)
Constructive Termination.  Mr. Varello may terminate his employment if (i) the Company commits a Breach (as defined below) of this Agreement; and if (ii) he gives the Company detailed written notice of the Breach within thirty days after the occurrence thereof; and if (iii) the Company fails to cure the Breach within thirty days after the receipt of the notice or, if the nature of the Breach is such that it cannot practicably be cured in thirty days, if the Company fails to diligently and in good faith commence a cure of the Breach within the thirty-day period.

(i)
In the event Mr. Varello terminates his employment by reason of a Breach by the Company, the termination will be deemed for purposes of this Agreement to be a termination by the Company Without Cause, and the Company will be required to perform all of its obligations described in Section 13(a), above.

(ii)
For purposes of this Section 14(b), "Breach" means the occurrence of any of the following: (A) a material diminution in Mr. Varello's duties, responsibilities, title or authority, or a change in his reporting relationship provided for in this Agreement; (B) he is not nominated for election by the stockholders of the Company as a director; (C) he is required by the Company, without his agreement, to relocate his principal office outside of Montgomery County and its contiguous counties; (D) a material reduction in his then current salary; or (E) a material breach by the Company of any other material term or condition of this Agreement.

15.	Company Policies. In addition to the terms and conditions contained in this Agreement, Mr. Varello agrees to abide by all of the Company's written policies from time to time in effect.

16.
Notices.  All notices required or permitted under this Agreement (other than routine correspondence) must be in writing and will be deemed given by a party when hand delivered to the other party against a receipt therefor, or when deposited with a delivery service that provides next-business-day delivery and proof of delivery, in either case, addressed as follows:

If to the Company at: Sterling Construction Company, Inc. 1800 Hughes Landing Blvd. — Suite 250 The Woodlands, Texas 77380 Attention: Board of Directors	With a copy to: Roger M. Barzun 60 Hubbard Street Concord, Massachusetts 01742
If to Mr. Varello at: Paul Varello 673 Shady Hollow Houston, Texas 77056	With a copy to: Lyn Fu Cruver, Robbins & Fu One Riverway — Suite 1700 Houston, Texas 77056
or to such other persons or addresses as may be designated in writing by the party to receive the notice.

17.
Severability.  If any provision or part of a provision of this Agreement is finally declared to be invalid by any tribunal of competent jurisdiction, that part will be deemed automatically adjusted, if possible, to conform to the requirements for validity, but, if that adjustment is not possible, it will be deemed deleted from this Agreement as though it had never been included herein.  In either case, the balance of the provision and of this Agreement will remain in full force and effect.  Notwithstanding the foregoing, however, no provision will be deleted if it is clearly apparent under the circumstances that either or both of the parties would not have entered into this Agreement without the provision.

18.	Survival. Notwithstanding the expiration or earlier termination of this Agreement or of Mr. Varello's employment for any reason, the following sections will survive the expiration or termination:

(a)	Section 11 (Confidential Information);

(b)	Section 12 (Non-Compete Obligations);

(c)	Any right or obligation that accrued prior to the expiration or termination; and

(d)	Any other obligation of a party that by its terms is to be performed or is to have continued effect after expiration or termination of this Agreement.

19.	Miscellaneous.

(a)	Withholdings. All compensation of any kind payable under this Agreement will be subject to all legally-required withholdings and deductions as determined in good faith by the Company.

(b)
Entire Agreement.  This Agreement together with Attachment A contains the entire understanding of the parties on the subject matter hereof and supersedes all other documents on the subject hereof; may not be amended, except by written agreement of the parties signed by each of them; will be binding upon, and inure to the benefit of, the parties and their personal representatives, successors and permitted assigns; and may not be assigned by either party without the prior written consent of the other party.

(c)	Construction.

(i)
Each party has read and understood this Agreement, and each party has had an opportunity to review this Agreement with counsel.  Accordingly, each provision of this Agreement is to be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision.

(ii)	The words "herein," "hereof," "hereunder," "hereby," "herewith" and words of similar import when used in this Agreement are to be construed to refer to this Agreement as a whole.

(iii)	An "affiliate" of the Company is any entity controlling, controlled by, or under common control with, the Company.

(iv)	The words "include" "includes" "including" and words of similar import mean considered as part of a larger group, and not limited to any one or more enumerated items.

(v)	When used in this Agreement, the word "will" is either predictive or is synonymous with the word "shall," meaning "required"; and the word "may" means "permitted."

(d)
Prior Dealings etc.  No representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith or usage of the trade that is not expressly incorporated herein will be binding on the parties.

(e)
Waiver.  The failure to insist upon strict compliance with any term, covenant or condition contained herein will not be deemed a waiver of that term, nor will any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of that right at any other time or times.  No term or condition hereof will be waived unless in writing by the party to be bound by the waiver.

(f)	Captions. The captions of the paragraphs herein are for convenience only, and are not to be used to construe or interpret this Agreement.

(g)
Counterparts & Execution.  This Agreement may be executed in multiple counterparts, each of which may be considered an original, but all of which together constitute but one and the same instrument.  This Agreement when signed by a party may be delivered by electronic facsimile transmission with the same force and effect as if the same were an executed and delivered original, manually-signed counterpart.

(h)
Governing Law & Jurisdiction.  This Agreement will be governed by, and construed in accordance with, the domestic laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or of any other jurisdiction) that would cause the application hereto of the laws of any jurisdiction other than the State of Texas.  Any judicial proceeding brought against a party to this Agreement, or any dispute arising out of this Agreement or matter related hereto must be brought in the state courts of Montgomery County, Texas, and each party accepts the exclusive jurisdiction of those courts.

20.	Compliance with Section 409A of the Code.

(a)
To the extent that any payment to Mr. Varello under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986 (the "Code") this Agreement shall be operated in compliance with the applicable requirements of Section 409A of the Code ("Section 409A") and its corresponding regulations and related guidance with respect to the payment in question.  Notwithstanding anything in this Agreement to the contrary, any payment under this Agreement that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A.  To the extent that any provision of this Agreement would cause a conflict with the requirements of Section 409A, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law, and the Company may modify this Agreement in such a manner as to comply with such requirements without Mr. Varello's consent.

(b)
If Mr. Varello is a key employee (as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof)) except to the extent permitted under Section 409A, no benefit or payment that is subject to Section 409A (after taking into account all applicable exceptions to Section 409A, including but not limited to the exceptions for short-term deferrals and for separation pay only upon an involuntary separation from service) shall be made under this Agreement on account of his separation from service (as defined in Section 409A) with the Company until the later of —

(i)	The date prescribed for payment in this Agreement; and

(ii)	The first day of the seventh calendar month that begins after the date of Mr. Varello's separation from service (or, if earlier, the date of Mr. Varello's death.)

(c)
All payments that were delayed by reason of the application of the date prescribed by Section 20(b)(ii), above (the "Section 20(b)(ii) Date") shall be aggregated and paid to Mr. Varello on the Section 20(b)(ii) Date in a lump sum together with interest computed from the date each such payment would have first been paid to him absent the application of the Section 20(b)(ii) Date until paid using the Non-LIBOR rate of interest the Company would have paid had it borrowed the amount of the payment under its revolving line of credit.  After the Section 20(b)(ii) Date, the Company shall pay any other amounts provided for herein to the extent and in the manner provided in this Agreement.

(d)
To the extent that any payment to Mr. Varello under this Agreement is payable on account of the termination of his employment with the result that the income tax under Section 409A of the Code would apply or be imposed on such payment, but where such tax would not apply or be imposed if the meaning of the term "termination" included and met the requirements of a "separation from service" within the meaning of Treas. Reg. §1.409A 1(h), then the term "termination" herein shall mean, but only with respect to the income so affected, an event, circumstance or condition that constitutes both a "termination" as defined in the preceding sentence and a "separation from service" within the meaning of Treas. Reg. §1.409A-1(h).

In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

Sterling Construction Company, Inc. By: /s/ Richard O. Schaum Richard O. Schaum Chair of the Compensation Committee	/s/ Paul J. Varello Paul J. Varello

Attachment A

[Form of] Restricted Stock Agreement

This Restricted Stock Agreement is made effective as of March 9, 2015 (the "Effective Date") and is entered into between Paul J. Varello ("Mr. Varello") and Sterling Construction Company, Inc. (the "Company") pursuant to Mr. Varello's employment agreement with the Company of even date herewith (the "Employment Agreement") and a Special CEO Plan that is solely for the benefit of Mr. Varello, and that consists of the terms and conditions of this Restricted Stock Agreement (the "Plan.")

The Plan is subject to the approval of the stockholders of the Company at its 2015 Annual Meeting of Stockholders.  In the event that stockholders do not approve the Plan, the Plan and this Restricted Stock Agreement will thereupon become null and void, of no further force or effect, and the shares issued pursuant to the Plan will be cancelled and returned to the Company without the payment of any compensation to Mr. Varello therefor.

In consideration of the foregoing recitals and definitions, and the issuance under the Plan to Mr. Varello of six hundred thousand (600,000) shares of common stock of the Company (the "Restricted Shares") Mr. Varello agrees with the Company as follows:

1.	The Restrictions.

(a)
From the Effective Date until the occurrence of one of the events set forth in Subsection (b), below, Mr. Varello may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Restricted Shares or any of his rights or interests in the Restricted Shares except by his will or according to the laws of descent and distribution (the "Restrictions.")

(b)	Expiration of the Restrictions.

(i)
Unless the Restricted Shares have earlier been forfeited as provided herein, the Restrictions will lapse and the Restricted Shares will vest in three equal installments of 200,000 shares each on the first, second and third anniversaries of the Effective Date.  Restricted Shares that have vested are referred to herein as "Vested Shares."

(ii)
Notwithstanding the foregoing, the Restrictions will lapse and all the Restricted Shares will vest upon the termination of Mr. Varello's employment Without Cause (as defined in the Employment Agreement) and upon the effective date of a change of control of the Company as that term is defined in the Sterling Construction Company, Inc. Stock Incentive Plan, which definition is incorporated into this Restricted Stock Agreement by this reference.

2.
Forfeiture of the Restricted Shares.  Restricted Shares will be deemed forfeited by Mr. Varello without any act by the Company or by Mr. Varello, and without the payment of any compensation to Mr. Varello if either of the following events occurs:

(a)	Mr. Varello resigns his employment under Section 14(a) (Voluntary Resignation) of the Employment Agreement); or

(b)	Mr. Varello's employment is terminated for Cause as that term is defined in the Employment Agreement.

3.
Rights as a Stockholder.  Subject to the Restrictions and the other limitations and conditions set forth in this Restricted Stock Agreement, as owner of the Restricted Shares, Mr. Varello will have all of the rights of a stockholder of the Company, including the right to vote the Restricted Shares and to receive any dividends paid on the Restricted Shares.

4.	Other Terms and Conditions.

(a)
Stock Dividends etc.  Any additional shares of common stock of the Company that are issued on account of the Restricted Shares as a result of stock dividends, stock splits or recapitalizations (whether by way of mergers, consolidations, combinations or exchanges of shares or the like) will be subject to the terms and conditions of this Restricted Stock Agreement and are deemed included in the definition of the term "Restricted Shares."

(b)	The Shares.

(i)
The Restricted Shares will be issued to Mr. Varello as a book entry by the Company's transfer agent, and Mr. Varello will be advised of their issuance.  When Restricted Shares vest as provided herein, subject to the provisions of Subsection 4(c) below, Mr. Varello may either leave the Vested Shares in his account at the transfer agent; he may have his broker transfer them electronically to his brokerage account; or he may have the Vested Shares delivered to him in the form of a stock certificate.

(ii)	All Restricted Shares that are forfeited will be returned to the Company and canceled without the payment of any compensation to Mr. Varello.

(c)
 Securities and Other Laws.  The Company may require as a pre-condition to the delivery of the Vested Shares to Mr. Varello that they shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's common stock may then be listed or quoted; and that either (i) a registration statement under the Securities Act of 1933 (the "Act") relating to the Vested Shares is in effect; or (ii) in the opinion of counsel to the Company, the issuance of the Vested Shares is exempt from registration under the Act, in which event Mr. Varello shall have made such undertakings and agreements with the Company as the Company may reasonably require; and that such other steps, if any, as counsel to the Company considers necessary to comply with any law applicable to the Vested Shares shall have been taken by Mr. Varello, by the Company, or both.  Any certificate representing the Vested Shares may contain such legends as counsel for the Company considers necessary to comply with applicable laws.

(d)	Withholdings.

(i)	All legally-required withholdings and deductions arising out of this Agreement, including the lapse of the Restrictions, will be made as determined in good faith by the Company.

(ii)
Mr. Varello will be permitted to take advantage of the non-cash method of paying to the Company its withholding obligations that the Compensation Committee of the Board of Directors authorized on April 19, 2013 for restricted stock awards made under the Sterling Construction Company, Inc. Stock Incentive Plan.

(e)
Decisions by the Committee.  Any dispute or disagreement that arises under, or as a result of, or pursuant to, this Restricted Stock Agreement or the Plan will be resolved by the Compensation Committee of the Board of Directors of the Company (the "Committee") in its sole and absolute discretion, and any such resolution or any other determination by the Committee and any interpretation by the Committee of the terms and conditions of this Restricted Stock Agreement and the Plan will be final, binding, and conclusive on all persons affected thereby.

In Witness Whereof, the parties have signed this Restricted Stock Agreement as of the Effective Date.

Sterling Construction Company, Inc. By: ____________________________________ Richard O. Schaum, Chair of the Compensation Committee	_____________________________________ Paul J. Varello